EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)

                                                Three months             Nine months
                                             ended September 30,     ended September 30,
                                               1997        1996        1997        1996
                                             -------     -------     -------     -------

Net earnings                                 $12,882     $ 9,451     $29,645     $18,794
                                             =======     =======     =======     =======

Weighted average shares:
     Common shares outstanding                28,245      24,863      28,131      24,778

     Common equivalent shares issuable
       upon exercise of employee stock
       options (1)                               598         693         642         710
                                             -------     -------     -------     -------

     Total weighted average shares
       - primary                              28,843      25,556      28,773      25,488

     Incremental common equivalent
       shares (calculated using the higher
       of the end of period or average
       fair market value)(2)                      23          23          30          46
                                             -------     -------     -------     -------

     Total weighted average shares -
       fully diluted                          28,866      25,579      28,803      25,534
                                             =======     =======     =======     =======

Net earnings per common
  and equivalent share                       $   .45     $   .37     $  1.03     $   .74
                                             =======     =======     =======     =======

Net earnings per common share -
 assuming full dilution                      $   .45     $   .37     $  1.03     $   .74
                                             =======     =======     =======     =======

Notes:
(1) Amount calculated using the treasury stock method and average fair market values.
(2)  The  calculation is submitted in accordance with Regulation S-K Item 601(b)
     (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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